EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS SECOND QUARTER RESULTS

New York, N.Y., August 24, 2017 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the three months (“second quarter”) and six months (“first half”) ended July 31, 2017. In both periods, modest net sales increases and improved operating margins contributed to growth in diluted earnings per share. Management maintained its sales and earnings guidance for the full year ending January 31, 2018 (“fiscal 2017”), and provided guidance for the second half of the year.

In the second quarter:

•
Worldwide net sales increased 3% to $960 million, while comparable store sales declined 2%. Management noted an increase in wholesale sales of diamonds, increased wholesale sales in the Asia-Pacific region and strong e-commerce sales growth. Overall, growth in fashion and designer jewelry sales contrasted with softness in other jewelry categories. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales rose 4% and comparable store sales declined 1% due to the factors noted above.

•	Net earnings rose 9% to $115 million, or $0.92 per diluted share, from $106 million, or $0.84 per diluted share in the prior year.

In the first half:

•
Worldwide net sales of $1.9 billion were 2% higher than the prior year, while comparable store sales were 2% below the prior year, due to similar trends as noted above. On a constant-exchange-rate basis, worldwide net sales rose 3% and comparable store sales declined 1%.

•	Net earnings rose 8% to $208 million, or $1.66 per diluted share, from $193 million, or $1.53 per diluted share, a year ago.

Michael J. Kowalski, Chairman of the Board and Interim Chief Executive Officer, said, “While net earnings rose in the first half, we remain determined to drive comparable store sales growth and stronger, sustainable earnings growth through a continued focus on product design innovation in jewelry and luxury accessories, further optimization of our store base, more impactful marketing communications and highly effective customer engagement both in-store and online. We were delighted to recently announce the appointment of a new Chief Executive Officer, Alessandro Bogliolo, an accomplished jewelry and luxury retail executive who will soon join Tiffany. My fellow directors and I believe that, under his leadership, the management team can realize the potential of our extraordinary global brand.”

Net sales by region were as follows:

•
In the Americas, total sales rose 1% to $439 million in the quarter and declined 1% to $830 million in the first half; comparable store sales declined 1% and 2%, respectively. Results were geographically mixed across the region (with no disruptive effect from the New York flagship store), and management attributed sales softness primarily to lower spending by foreign tourists. Currency translation had no effect on reported sales.

•
In the Asia-Pacific region, total sales of $235 million in the quarter and $492 million in the first half were 2% and 5%, respectively, above the prior year; comparable store sales declined 7% and 5%, respectively. Total sales growth was due to increased wholesale sales, as well as new stores, while the decline in comparable store sales included strong growth in mainland China that was more than offset by softness in other countries, which management attributed to lower foreign tourist spending. On a constant-exchange-rate basis, total sales increased 2% in the quarter and 5% in the first half, and comparable store sales declined 7% and 4%, respectively.

•
In Japan, total sales of $140 million in the quarter were 1% above the prior year while sales of $268 million in the first half were approximately unchanged from the prior year; comparable store sales rose 3% and 1%, respectively. Management attributed retail sales growth to spending by local customers in both periods, while wholesale sales declined. On a constant-exchange-rate basis, total sales rose 7% in the quarter and 2% in the first half, resulting from comparable store sales increasing 9% and 4%, respectively, and lower wholesale sales.

•
In Europe, total sales of $114 million in the quarter were 3% above the prior year and sales of $208 million in the first half were equal to the prior year, reflecting increased wholesale sales and the effect of new stores; comparable store sales declined 2% in both periods. Retail sales results were geographically mixed across the region. On a constant-exchange-rate basis, total sales rose 5% in the quarter and 4% in the first half; comparable store sales were unchanged in the quarter and rose 1% in the first half.

•
Other sales increased 74% to $32 million in the quarter and rose 51% to $61 million in the first half. The increases were entirely due to increased wholesale sales of diamonds while comparable store sales declined 8% and 3%, respectively.

•
Tiffany has opened three Company-operated stores in the first half of the year and closed four. At July 31, 2017, the Company operated 312 stores (124 in the Americas, 85 in Asia-Pacific, 54 in Japan, 44 in Europe, and five in the UAE), versus 311 stores a year ago (125 in the Americas, 83 in Asia-Pacific, 55 in Japan, 43 in Europe, and five in the UAE).

Other highlights:

•
Gross margins (gross profit as a percentage of net sales) of 62.3% in the second quarter and 62.2% in the first half were higher than 61.9% and 61.6%, respectively, in the prior year. The increases reflected favorable product input costs and a shift in sales mix toward higher-margin jewelry, partly offset by the effect of increased wholesale sales of diamonds.

•
SG&A expenses rose 4% in the second quarter and 2% in the first half, due to increased labor and incentive compensation costs and increased marketing spending. SG&A expenses as a percentage of net sales were 43.4% in the second quarter, versus 43.2% a year ago, and 44.6% in the first half, unchanged from the prior year.

•	Earnings from operations as a percentage of net sales was 18.9% in the second quarter and 17.6% in the first half, versus 18.8% and 17.0%, respectively, in the prior year.

•	Interest and other expenses, net declined in both the second quarter and first half due to lower interest expense and a reduction in foreign currency transaction losses.

•
The effective income tax rates were 33.3% in the second quarter and 32.6% in the first half, compared with 34.5% and 32.1%, respectively, in the prior year. The rate in both periods of the current year included a benefit from the implementation of a new accounting standard related to the treatment of excess tax benefits from the vesting or exercise of share-based compensation. The rate in the first half of the prior year included a benefit from the conclusion of a tax examination.

•	Net inventories of $2.2 billion at July 31, 2017 were 4% lower than a year ago primarily due to a reduction in finished goods inventories.

•
In the second quarter and first half, the Company repurchased approximately 230,000 and 353,000 shares, respectively, of its Common Stock at average prices of approximately $91 and $92 per share, respectively, and total costs of $21 million and $32 million, respectively. At July 31, 2017, $278 million remained available for repurchases under the program that authorizes the repurchase of up to $500 million of the Company’s Common Stock that expires on January 31, 2019.

•
Cash and cash equivalents and short-term investments at July 31, 2017 rose to $1.0 billion from $720 million a year ago. Total debt (short-term and long-term) as a percentage of stockholders’ equity was 35% at July 31, 2017, versus 37% a year ago.

Fiscal 2017 Outlook:
Management’s outlook for fiscal 2017 calls for: (i) worldwide net sales increasing over the prior year by a low-single-digit percentage as reported and on a constant-exchange-rate basis, (ii) net earnings per diluted share increasing by a high-single-digit percentage over 2016’s earnings per diluted share of $3.55 and by a mid-single-digit-percentage over 2016’s earnings per diluted share (excluding charges) of $3.75 (see “Non-GAAP Measures”) and (iii) earnings per diluted share in the second half of fiscal 2017 increasing over the prior year’s second half, with the growth occurring in the fourth quarter. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) worldwide gross retail square footage increasing 2%, net through 10 store openings, seven relocations and seven closings; (ii) operating margin in line with the prior year due to an expected increase in gross margin offset by SG&A expense growth higher than sales growth; (iii) interest and other expenses, net of $35-$40 million; (iv) an effective income tax rate of approximately 33%; (v) no meaningful effect in fiscal 2017 from the U.S. dollar versus foreign currencies on a year-over-year basis; and (vi) minimal benefit to net earnings per diluted share from share repurchases.

Management also expects for fiscal 2017: (i) net cash provided by operating activities of approximately $700 million and (ii) free cash flow (see “Non-GAAP Measures”) of approximately $450 million. These expectations are approximations and are based on the Company’s plans and assumptions, including: (i) net inventories unchanged from the prior year, (ii) capital expenditures of $250 million and (iii) net earnings in line with management’s expectations, as described above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its financial results for the three and nine months ending October 31, 2017 on Wednesday November 29th before the market opens. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. Please visit www.tiffany.com for additional information.

Forward-Looking Statements:
The historical trends and results reported in this document and on our second quarter earnings conference call should not be considered an indication of future performance. Further, statements contained in this document and made on such call that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Fiscal 2017 Outlook” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘scheduled,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; product introductions; sales; sales growth; sales trends; store traffic; the Company’s strategy and initiatives and the pace of execution thereon; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic conditions; growth opportunities; litigation outcomes and recovery related thereto; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational and strategic initiatives.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations; shifting tourism trends; regional instability; violence (including terrorist activities); political activities or events; weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors and suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in our competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased; the Company’s ability to successfully control costs and execute on, and achieve the expected benefits from, the operational and strategic initiatives; and any adverse developments or delays encountered by the Company in securing work authorization for, or otherwise onboarding, its next chief executive officer. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent quarterly report on Form 10-Q. Readers of these documents should consider the risks, uncertainties and factors outlined above and in the Form 10-K in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company's operating results using the same measures that management uses to monitor and measure its performance. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Second Quarter 2017 vs. 2016			First Half 2017 vs. 2016
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	3%	(1)%	4%	2%	(1)%	3%
Americas	1	—	1	(1)	—	(1)
Asia-Pacific	2	—	2	5	—	5
Japan	1	(6)	7	—	(2)	2
Europe	3	(2)	5	—	(4)	4
Other	74	—	74	51	—	51

Comparable
Worldwide	(2)%	(1)%	(1)%	(2)%	(1)%	(1)%
Americas	(1)	—	(1)	(2)	—	(2)
Asia-Pacific	(7)	—	(7)	(5)	(1)	(4)
Japan	3	(6)	9	1	(3)	4
Europe	(2)	(2)	—	(2)	(3)	1
Other	(8)	—	(8)	(3)	—	(3)

Net Earnings
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company's results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Impairment charges [a]	Non-GAAP
Year Ended January 31, 2017
SG&A expenses	$1,769.1	$(38.0)	$1,731.1
As a % of sales	44.2%		43.3%
Earnings from operations	721.2	38.0	759.2
As a % of sales	18.0%		19.0%
Provision for income taxes [b]	230.5	14.0	244.5
Net earnings	446.1	24.0	470.1
Diluted earnings per share *	3.55	0.19	3.75
* Amounts may not add due to rounding.

[a]	Expenses associated with the following:

•
$25.4 million of pre-tax expense ($16.0 million after tax expense, or $0.13 per diluted share) associated with an asset impairment charge related to software costs capitalized in connection with the development of a new finished goods inventory management and merchandising information system; and

•
$12.6 million of pre-tax expense ($8.0 million after tax expense, or $0.06 per diluted share) associated with impairment charges related to financing arrangements with diamond mining and exploration companies.

[b]
The income tax effect resulting from the adjustments has been calculated as both current and deferred tax benefit (expense), based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying adjustment.

Free Cash Flow
Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company’s operating cash flows.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016
Net sales	$959.7	$931.6	$1,859.3	$1,822.9

Cost of sales	361.5	354.5	703.5	700.3

Gross profit	598.2	577.1	1,155.8	1,122.6

Selling, general and administrative expenses	416.9	402.2	828.9	813.1

Earnings from operations	181.3	174.9	326.9	309.5

Interest and other expenses, net	8.8	13.4	18.2	24.8

Earnings from operations before income taxes	172.5	161.5	308.7	284.7

Provision for income taxes	57.5	55.8	100.8	91.5

Net earnings	$115.0	$105.7	$207.9	$193.2

Net earnings per share:

Basic	$0.92	$0.84	$1.67	$1.54
Diluted	$0.92	$0.84	$1.66	$1.53

Weighted-average number of common shares:

Basic	124.5	125.3	124.6	125.7
Diluted	125.1	125.6	125.2	126.1

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	July 31, 2017	January 31, 2017	July 31, 2016
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$1,043.5	$985.8	$720.1
Accounts receivable, net	223.3	226.8	216.4
Inventories, net	2,236.9	2,157.6	2,324.8
Prepaid expenses and other current assets	218.3	203.4	215.4

Total current assets	3,722.0	3,573.6	3,476.7

Property, plant and equipment, net	939.6	931.8	944.8
Other assets, net	608.0	592.2	681.4

	$5,269.6	$5,097.6	$5,102.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$235.0	$228.7	$207.1
Current portion of long-term debt	—	—	94.8
Accounts payable and accrued liabilities	301.4	312.8	300.7
Income taxes payable	32.8	22.1	30.5
Merchandise credits and deferred revenue	78.6	69.2	64.5

Total current liabilities	647.8	632.8	697.6

Long-term debt	881.1	878.4	790.5
Pension/postretirement benefit obligations	326.1	318.6	442.1
Other long-term liabilities	213.3	193.5	190.8
Deferred gains on sale-leasebacks	43.3	45.9	53.2
Stockholders’ equity	3,158.0	3,028.4	2,928.7

	$5,269.6	$5,097.6	$5,102.9

TIF-E